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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 14)

						HEI, Inc.
					  (Name of Issuer)

                                  Common Stock
				(Title of Class of Securities)

                                    404160103
					    (CUSIP Number)

                                 November 18, 2003
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 404160103				13D				Page 2 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,484,200-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,484,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,484,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 3 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,484,200-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,484,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,484,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 4 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-303,600-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-303,600-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-303,600-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, OO
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 5 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,484,200-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,484,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,484,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	HC, IN
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 6 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/   /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-958,600-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-958,600-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-958,600-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	13.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 404160103				13D			Page 7 of 11

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of HEI, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(b) RS Investments, 388 Market Street, San Francisco, CA  94111
(c) Chief Executive Officer of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

V. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

RS Growth Group LLC is a registered investment adviser.  RS
Investment Management, L.P. is the Managing Member of RS
Growth Group LLC. RS Investment Management, L.P. is a registered investment adviser and the investment adviser to RS Diversified Growth Fund. RS Investment Management
Co. LLC is the General Partner of RS Investment Management,
L.P.  G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.

CUSIP No. 404160103				13D			Page 8 of 11

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to sales. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		1,484,200	21.1%
RS Investment Mgmt, L.P.		1,484,200	21.1%
RS Growth Group LLC			  303,600	 4.3%
G. Randall Hecht				1,484,200	21.1%
RS Diversified Growth Fund		  958,600	13.6%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 7,045,791 shares of Common Stock of the Issuer outstanding as of July 15, 2003.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,484,200 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 1,484,200 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 303,600 shares of the Issuer.

G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC that is deemed to have shared dispositive power over 1,484,200 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a Series of a Massachusetts Business Trust with shared dispositive power over 1,484,200 shares of the Issuer.

CUSIP No. 404160103				13D			Page 9 of 11

The following is a list of transactions by the filing parties on behalf of Funds managed by RS Growth Group LLC and RS Investment
Management, L.P in the last 60 days:

DATE           SHARES    PRICE/   TYPE
                         SHARE
10/17/2003       500     4.97      open mkt sale
10/17/2003       400     4.99      open mkt sale
10/17/2003       100     4.99      open mkt sale
10/17/2003       200     4.99      open mkt sale
10/17/2003       200     4.97      open mkt sale
10/17/2003      3100     4.99      open mkt sale
10/17/2003      1000     4.97      open mkt sale
10/17/2003       800     4.97      open mkt sale
10/17/2003       900     4.97      open mkt sale
10/17/2003       400     4.97      open mkt sale
10/17/2003       200     4.99      open mkt sale
10/17/2003       100     4.97      open mkt sale
10/17/2003       100     4.97      open mkt sale
10/17/2003       600     4.97      open mkt sale
10/17/2003       600     4.99      open mkt sale
10/17/2003       400     4.99      open mkt sale
10/17/2003       400     4.97      open mkt sale
11/14/2003       100     3.94      open mkt sale
11/14/2003      2400     3.89      open mkt sale
11/14/2003      2400     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       250     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       550     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       500     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       200     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       500     3.89      open mkt sale
11/14/2003       500     3.89      open mkt sale
11/14/2003       200     3.89      open mkt sale
11/14/2003       500     3.89      open mkt sale
11/14/2003       700     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003      1000     3.89      open mkt sale
11/14/2003      1600     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       100     3.89      open mkt sale
11/14/2003       600     3.89      open mkt sale
11/14/2003       100     3.94      open mkt sale
11/18/2003      2400     3.07      open mkt sale
11/18/2003      1500     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      1100     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       600     3.07      open mkt sale
11/18/2003       600     3.07      open mkt sale
11/18/2003     13600     3.07      open mkt sale
11/18/2003      1000     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003      3600     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003      2400     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003       800     3.07      open mkt sale
11/18/2003      3400     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      1500     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003      6900     3.07      open mkt sale
11/18/2003      2500     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      3100     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003      5000     3.07      open mkt sale
11/18/2003      1700     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003      5300     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      4900     3.07      open mkt sale
11/18/2003      7800     3.07      open mkt sale
11/18/2003      8500     3.07      open mkt sale
11/18/2003     10000     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003      1100     3.07      open mkt sale
11/18/2003      5000     3.07      open mkt sale
11/18/2003      2400     3.07      open mkt sale
11/18/2003      5000     3.07      open mkt sale
11/18/2003      5100     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003     17200     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003      7800     3.07      open mkt sale
11/18/2003      1500     3.07      open mkt sale
11/18/2003    139500     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      2400     3.07      open mkt sale
11/18/2003      1700     3.07      open mkt sale
11/18/2003      1500     3.07      open mkt sale
11/18/2003      3400     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003      3200     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003      2300     3.07      open mkt sale
11/18/2003      3300     3.07      open mkt sale
11/18/2003      1600     3.07      open mkt sale
11/18/2003      1800     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003       500     3.07      open mkt sale
11/18/2003      7500     3.07      open mkt sale
11/18/2003      2000     3.07      open mkt sale
11/18/2003      2500     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      1200     3.07      open mkt sale
11/18/2003      1600     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003       100     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      1200     3.07      open mkt sale
11/18/2003      1900     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003       200     3.07      open mkt sale
11/18/2003      5000     3.07      open mkt sale
11/18/2003       500     3.07      open mkt sale
11/18/2003       700     3.07      open mkt sale
11/18/2003      1000     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003      2200     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003      4500     3.07      open mkt sale
11/18/2003       300     3.07      open mkt sale
11/18/2003       400     3.07      open mkt sale
11/18/2003       800     3.07      open mkt sale
11/18/2003      1800     3.07      open mkt sale

CUSIP No. 404160103				13D			Page 10 of 11

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	November 19, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 404160103				13D			Page 11 of 11

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	November 19, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht